Exhibit 10.5
Amendment to the Patriot Coal Corporation
401(k) Retirement Plan

WHEREAS, Patriot Coal Corporation (the “Company”) previously adopted the Patriot Coal Corporation 401(k) Retirement Plan (the “Plan”);

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 17.1 of the Plan;

WHEREAS, the Company desires to amend the Plan as set forth below herein;

NOW, THEREFORE, effective as of June 21, 2012 the Plan is hereby amended to add the following new Section 15.10 to the Plan, as follows:

“15.10     Special Appointment and Delegation Power.

The Committee may, in the exercise of its judgment and discretion, select and appoint a qualified independent fiduciary as named fiduciary of the Plan with full authority and responsibility for oversight and decision making with respect to the Patriot Coal Corporation Stock Fund, including, without limitation, all decision making power regarding the level of investment in Patriot Coal Corporation common stock, the manner and timing of disposition and acquisition of Patriot Coal Corporation common stock and the propriety of continuing or discontinuing the Patriot Coal Corporation Stock Fund as an investment option under the Plan. The Trustee and all plan service providers shall act in accordance with the instructions of any such named fiduciary in the same manner as if such instructions were given by the Company, the Plan Administrator, the Committee or an investment manager under any relevant provisions of the Plan, the Plan trust agreement and all other Plan documents.

IN WITNESS WHEREOF, this amendment is hereby executed as of this 21st day of June, 2012.

PATRIOT COAL CORPORATION

By: _/s/ Joseph W. Bean________________